Exhibit 99.3

PROPOSAL 3

APPROVAL OF THE

WATTS WATER TECHNOLOGIES, INC. EXECUTIVE INCENTIVE BONUS PLAN

We have adopted the Watts Water Technologies, Inc. Executive Incentive Bonus Plan (the “Bonus Plan”) as a means of (i) assisting us in attracting and retaining highly qualified individuals; (ii) establishing performance goals based on objective criteria; (iii) underscoring the importance of achieving business objectives for the short and long term; and (iv) providing participants with a compensation package that has an annual incentive component that is tied directly to the achievement of those objectives.

We are requesting that our stockholders vote in favor of approving the Bonus Plan, which was approved by the Compensation Committee of the Board on February 18, 2013 and by our Board of Directors on February 19, 2013 and will be effective as of January 1, 2014, subject to approval by our stockholders.  The Bonus Plan will replace our current Executive Incentive Bonus Plan previously approved by our stockholders at the 2008 Annual Meeting.  A summary of the principal provisions of the Bonus Plan is set forth below. The summary is qualified by reference to the full text of the Bonus Plan, which is attached as Appendix A to this Proxy Statement.

The Bonus Plan was adopted in order to allow bonuses paid under the Bonus Plan to “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to qualify as performance-based compensation and be deductible without limit under Section 162(m) of the Code and the regulations and interpretations thereunder.

General

In general, Section 162(m) of the Code imposes a limit on corporate tax deductions for compensation in excess of $1 million per year paid by a public company to its Chief Executive Officer or any of the next three highest paid executive officers (other than the Chief Financial Officer) as listed in the proxy statement.  An exception to this limitation is provided for performance-based compensation.

Section 162(m) generally requires that affected executives’ compensation satisfy certain conditions in order to qualify for the performance-based exclusion from the $1 million deduction cap.  The Bonus Plan is intended to meet these conditions and therefore qualify compensation paid under the Bonus Plan as performance-based compensation under Section 162(m) of the Code.

Administration

The Bonus Plan will be administered by the Compensation Committee, which is composed of at least two “outside directors,” as defined under Section 162(m) of the Code.  The Compensation Committee will have the full power to construe and interpret the Bonus Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Bonus Plan.  The Compensation Committee will exercise all rights and duties under the Bonus Plan with respect to matters under Section 162(m) of the Code that are required to be determined in the sole and absolute discretion of the Compensation Committee.  Any decisions made or actions taken by the Compensation Committee shall be final, conclusive and binding.

Eligibility and Participation

Eligibility to participate in the Bonus Plan is limited to officers of Watts Water and its subsidiaries selected by the Compensation Committee, but including all individuals who are “covered employees” within the meaning of Section 162(m) of the Code (“Participants”).

Business Criteria

The Bonus Plan allows the Compensation Committee to pay bonuses based upon the attainment of performance objectives which are established by the Compensation Committee and relate to one or more of the following business criteria with respect to Watts Water, any of its subsidiaries, divisions, business units, segments or regions or any individual (collectively, the “Performance Goals”):

•      earnings (either before or after one or more of the following: (i) interest, (ii) taxes, (iii) depreciation and (iv) amortization)

•      economic value-added (as determined by the Compensation Committee)

•      sales or revenue

•      net income (either before or after taxes)

•      cash flow (including, but not limited to, operating cash flow and free cash flow)

•      return on capital

•      return on invested capital

•      return on stockholders’ equity

•      return on assets

•      stockholder return

•      return on sales

•      gross or net profit

•      productivity

•      expenses

•      operating margin

•      operating efficiency

•      customer satisfaction

•      costs

•      cash flow conversion rate

•      improvement of financial ratings

•      gross operating profit

•      capital deployment

•      implementation or completion of critical projects

•      funds from operations

•      achievement of balance sheet or income statement objectives

•      organizational or succession planning

•      sales growth (organic and/or inorganic)

•      improvements in capital structure

•      productivity ratios

•      operating efficiency

•      enterprise value

•      safety record

•      completion of acquisitions or business expansions

•      completion of dispositions of assets or business units

• working capital • earnings per share • price per share of class A common stock • market share	• working capital percentage to sales • quality record • on-time delivery • inventory value • inventory turns

Any of the Performance Goals may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

At the time the Performance Goals are established and within the time prescribed by, or otherwise in compliance with, Section 162(m) of the Code, the Compensation Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals.  Such adjustments may include one or more of the following items relating to:

•      a change in accounting principle

•      financing activities

•      expenses for restructuring or productivity initiatives

•      other non-operating items

•      acquisitions or dispositions

•      the business operations of any entity acquired by the Company during the performance period

•      discontinued operations

•      stock dividend, stock split, combination or exchange of stock

•      unusual or extraordinary events, transactions or developments

•      amortization of intangible assets

•      other significant income or expense outside the Company’s core, on-going business activities

•      other nonrecurring items

•      changes in applicable law

All such determinations shall be made in compliance with Section 162(m) of the Code.

Performance Periods

The Bonus Plan allows the Compensation Committee to select the bonus formulas and Performance Goals applicable for each performance period.  Performance periods may be periods of one, two or three fiscal years of the Company. A performance period may be concurrent or consecutive.

Award Determinations

By no later than the latest time permitted by Section 162(m) of the Code, but no later than 90 days after the commencement of the performance period and while the performance relating to the

Performance Goal(s) remains substantially uncertain within the meaning of Section 162(m) of the Code, the Compensation Committee will adopt bonus formulas for each performance period, including the Performance Goals for such performance period and any adjustments permitted.

The Compensation Committee may, pursuant to its discretion, reduce a bonus payable under the Bonus Plan pursuant to the applicable bonus formula; however, the Compensation Committee has no discretion to increase the amount of a Participant’s bonus.  Once a bonus formula is established based on one or more Performance Goals, the Compensation Committee may, with the consent of the Participant, establish (and once established, rescind, waive or amend) additional conditions and terms of payment of awards, including the achievement of other financial, strategic or individual goals, which may be objective or subjective, as it deems appropriate.  However, the Compensation Committee has no discretion to increase the amount of a Participant’s bonus or to pay a bonus under the Bonus Plan if the Performance Goals have not been satisfied.

A Participant does not need to be employed on the first day of a performance period. If a Participant becomes eligible to participate in the Bonus Plan during a performance period, the Compensation Committee shall determine if such Participant will be eligible to receive a bonus for such performance period and whether or not such bonus will be prorated.  A Participant must be employed by us on the last day of the performance period in order to be eligible for an award; provided, however, that we may provide exceptions to this requirement in the event of the Participant’s death or disability, and pro rata bonuses may be paid to Participants whose employment is terminated during a performance period.

All awards will be determined by the Compensation Committee and will be paid in (i) cash or (ii) with the consent of the Participant and the Compensation Committee, restricted stock units pursuant to the terms of our Management Stock Purchase Plan.  No awards will be paid unless and until the Compensation Committee makes a certification in writing (i) of the amounts payable with respect to each award, (ii) that no award exceeds $5,000,000 with respect to any performance period and (iii) that the amount payable to each Participant does not exceed the amount that was determined to be due upon attainment of the performance goals for the performance period.  Awards will be paid as soon as practicable following the end of each performance period, but in no event shall payment be made later than two and one half months following the end of such performance period.

Limitations on Bonuses

The maximum bonus payable to a Participant under the Bonus Plan shall not exceed $5,000,000 with respect to any performance period.

Forfeiture and Claw-Backs

The Bonus Plan allows the Compensation Committee to subject bonuses paid under the Bonus Plan to the provisions of any claw-back policy we implement.

Bonus Plan Benefits

There are currently six employees who would be eligible to receive awards under the Bonus Plan if it were in effect for 2013.  The actual amount of future award payments under the Bonus Plan is not presently determinable because such amounts are dependent on the future attainment of to-be-determined performance goals.  However, the Bonus Plan provides that the maximum award payable to any one individual under the Bonus Plan is $5,000,000.  For sake of illustration only, if the Bonus Plan had been in effect for the period January 1, 2012 through December 31, 2012, and based on the targets and performance goals selected for such period as described above under “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentives,” the maximum award the Participants in the Bonus Plan could have received would be as follows:

Name and Position	Dollar Value ($)
David J. Coghlan	1,300,000
Dean P. Freeman	513,500	(1)
Srinivas K. Bagepalli	422,400
Elie Melhem	330,000
Kenneth R. Lepage	360,000
Executive Group	3,236,555	(2)
Non-Executive Director Group	0
Non-Executive Officer Employee Group	0

(1)         Assumes Mr. Freeman had been employed by us for all of 2012.

(2)         Includes amounts denominated in British pounds sterling, which were converted based on a conversion rate of 1.5228 U.S. dollars for one British pound sterling as of February 22, 2013.

Other Compensation

The Bonus Plan is not exclusive.  Nothing contained in the Bonus Plan prohibits us from granting awards or authorizing other compensation to any person under any other plan or authority or limit our authority to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to employees (including those employees who are eligible to participate in the Bonus Plan).

Amendment and Termination

The Compensation Committee has the authority to amend or repeal the Bonus Plan at any time or to direct the temporary or permanent discontinuance of awards payable under the Bonus Plan; provided, however, any amendment that changes the maximum award payable to any Participant or materially amends the definition of Performance Goals must be approved by an affirmative vote of a majority of our stockholders.

Notwithstanding the foregoing, in the event of a change in control (as defined in the Bonus Plan), the Compensation Committee may not terminate the Bonus Plan during any performance period without payment of a pro rata portion of any bonus based on the period of time elapsed during the performance period and a determination of the Compensation Committee as to the satisfaction of pro rata Performance Goals for such period.

Board Recommendation and Vote Required for Approval

Approval of the Watts Water Technologies, Inc. Executive Incentive Bonus Plan requires the affirmative vote of the holders of a majority of the votes present in person or represented by proxy and entitled to be cast at the 2013 Annual Meeting.

The Board of Directors recommends a vote for the approval of the Watts Water Technologies, Inc. Executive Incentive Bonus Plan.